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                                                                      Exhibit 38


Employee-Related Questions
--------------------------

Q:   What should I be doing during this difficult period?

A: The greatest single contribution you can make is to resist the distractions of this period and continue to focus all of your energies, day in and day out, on doing your job as well as you can.

     The current interest in RSC is a compliment to your hard work and the value we have created together. Rest assured that the Board, with the assistance of experienced financial and legal advisors, is taking all appropriate action in response to United Rentals' tender offer.

     You should realize that we have legal limitations on what we can say and when. However, we will do everything we can to keep you informed of developments.


Q:   What happens to the NRI merger?

A: United Rentals' tender offer does not change the terms of the NRI merger agreement. The Board continues to believe that the NRI merger represents an attractive transaction for RSC's stockholders.


Q:   What exactly has United Rentals done?

A:   United has taken a number of actions towards RSC, including:

     . United has made an unsolicited tender offer to our stockholders to buy our stock for $22.75 a share as outlined in the tender offer United filed with the Securities and Exchange Commission ("SEC") on April 5th.

     . United filed documents with the SEC to solicit the consent of our stockholders to remove our current Board of Directors and replace them with United's director nominees.

     .  United has filed lawsuits against RSC and its directors.



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Q:   Will our earnings affect the United tender offer?

A:   We can't be sure what factors might affect the United tender offer.


Q: Why did the RSC Board of Directors recommend that our shareholders reject United's tender offer?

A: Among the reasons listed in our Schedule 14D-9, the RSC Board determined that United's tender offer was inadequate from a financial point of view and contained numerous and significant conditions, certain of which cannot be satisfied by RSC or United alone.


Q:   Why is United trying to buy us now?

A: We think United is trying to take unfair advantage of the recent decline in RSC's stock price.


Q: A press release said URI wanted to replace our Board of Directors. Can they do that?

A: Under Delaware law and our certificate of incorporation, our stockholders have the right to elect and/or remove board members.


Q:   What should we tell customers?

A: We are committed to meeting their needs and will continue to provide the best quality service they have come to expect from RSC that is second to none.


Q: What if someone calls or asks me questions or my opinion about the United tender offer?

A: Please DO NOT respond to these inquiries and refer all questions to Rob Wilson. We are engaged in litigation and appear to be headed for a contest for removal/election of directors. Tender offers and proxy solicitations are governed by very strict rules regarding disclosure. Accordingly, it is essential that no one other than RSC's appointed spokespersons be making public statements or statements that might in any way be attributed to RSC. Even if you think you know the answer to a question or you have strong opinions, it is important to refer all inquiries to Rob.



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Q:   How should we handle the day-to-day business?

A: Just as you always have -- as always, it's very important that we all perform to our highest capacity.


Q:   What can we, the employees, do to help RSC?

A: Stay focused on your jobs and the customers. Try not to be overly concerned. We will keep you informed as best we can.


Q:   Where is Marty?

A: He is on medical leave for his heart condition. While we all miss him, we're sure you join us in hoping he focuses completely on getting better-- and that he doesn't need to worry about us.


Q: We keep hearing "business as usual" - but how can it be business as usual when we don't even know what our name is going to be?

A: Change is everywhere these days. We've always dealt well with change in the past and turned it into an opportunity, so let's focus on our business and continue to be the best rental company in the business!!



THIS LETTER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED MERGER OF RENTAL SERVICE CORPORATION AND NATIONSRENT, INC. OR A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF UNITED RENTALS. ANY SUCH SOLICITATION BY RENTAL SERVICE CORPORATION WILL BE MADE ONLY BY MEANS OF SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.